Exhibit 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is hereby made and entered into as of July 17, 2017 by and between Joseph E. McNeely (“EXECUTIVE”) and FreightCar America, Inc., along with any parents, subsidiaries, divisions, affiliates, related companies, employee benefit plans, fiduciaries, predecessors and successors (collectively, the “COMPANY”).

WHEREAS, EXECUTIVE’S employment at COMPANY will be terminated; and

WHEREAS, EXECUTIVE is a party to Offer Letter Agreement dated October 13, 2013, and is an eligible Executive under that certain FreightCar America, Inc. Executive Severance Plan (as amended and restated as of December 1, 2016, the “Executive Severance Plan,” with capitalized terms used but not defined in this Agreement to have the respective meanings assigned to them in the Executive Severance Plan); and

WHEREAS, EXECUTIVE and COMPANY desire to set forth the terms and conditions relating to EXECUTIVE’s separation from COMPANY, in accordance with and subject to the Executive Severance Plan and as otherwise agreed to.

NOW THEREFORE, the parties, intending to be legally bound, and in consideration of the mutual promises and undertakings set forth herein, do hereby agree as follows:

1.      Last Date of Employment. EXECUTIVE’s employment at COMPANY will terminate effective July 31, 2017 or such earlier dates as determined by COMPANY (the “Departure Date”), in which case EXECUTIVE will be paid salary through July 31, 2017. Subject to Paragraph 5 of this Agreement, EXECUTIVE acknowledges that as of the Departure Date, his participation in all of COMPANY’s compensation and benefit plans, except any award previously granted and vested under the FreightCar America, Inc. 2005 Long Term Incentive Plan (“LTIP Award”), will cease in accordance with the terms of any applicable plans, and COMPANY has no obligation to reinstate, rehire, reemploy, recall or hire him at any time in the future. For the avoidance of doubt, EXECUTIVE acknowledges and agrees that any forfeiture or cancelation provisions regarding any LTIP Award are preserved and effective as of and following the Departure Date, including, but not limited to the following: (i) any restricted share awards and performance share awards, not vested as of the Departure Date, are forfeited and (ii) any vested, but unexercised options, will terminate upon the earlier of (A) ninety (90) days following the Departure Date or (B) the end of the option period contained in each award (the “LTIP Award Clarification”).

2.                  No Other Representations. EXECUTIVE represents and warrants that no promise has been made except as set forth in this Agreement and that he is entering into this Agreement without reliance on any statement or representation not set forth within this Agreement by any party hereto, or any person(s) acting on COMPANY’s behalf.

3.                  Non-Assignment of Rights. EXECUTIVE represents and warrants that he has not assigned to any third party, by operation of law or otherwise, any cause of action, obligation, or demand of any nature whatsoever relating to any matter covered in this Agreement.

4.                  Non-Admission of Liability by COMPANY. EXECUTIVE understands and agrees that this Agreement shall not be deemed or construed as an admission of liability by COMPANY for any purpose. EXECUTIVE further agrees that nothing contained in this Agreement can be used by EXECUTIVE or any other individual in any way as precedent for future dealings with COMPANY.

5.                  Severance Benefits. In consideration for EXECUTIVE entering into this Agreement and fully abiding by and complying with its terms, and assuming EXECUTIVE has not revoked this Agreement as described in Paragraph 20 below, COMPANY agrees to provide EXECUTIVE with the following severance benefits in accordance with and subject to Section 3.3 of the Executive Severance Plan and as otherwise agreed to between the parties:

(a)       Accrued Amounts. Within sixty (60) calendar days following the Departure Date, COMPANY agrees to pay EXECUTIVE a lump sum payment, less applicable withholdings, which is equal to the sum of (i) EXECUTIVE’s earned but unpaid Base Salary through the Departure Date, (ii) any accrued but unpaid vacation, and (iii) any unreimbursed business expenses incurred by EXECUTIVE on the Company’s behalf prior to the Departure Date;

(b)       Salary. Upon the execution of this Agreement and the lapse of the revocation period contemplated in Paragraph 20, COMPANY agrees to pay EXECUTIVE a lump sum payment, less applicable withholdings, which is equal to the sum of 12 months’ of his Base Salary, in the total amount of Four Hundred Thousand Dollars ($400,000.00) to be paid to EXECUTIVE during such 12-month period;

(c)       Bonus. Upon the execution of this Agreement and the lapse of the revocation period contemplated in Paragraph 20, COMPANY agrees to pay EXECUTIVE a lump sum payment in the amount which is equal to the average annual bonus paid to EXECUTIVE for the last full two (2) years prior to the Departure Date, less applicable withholdings, calculated in accordance with Section 3.3(c) of the Executive Severance Plan, in the total amount of Two Hundred Seventy-Eight Thousand, Four Hundred Eighty Dollars ($278,480.00) and EXECUTIVE acknowledges and agrees that he is not due or owed any Bonus for which the performance measurement period has ended and the payment amount has been earned, but that is unpaid as of the Departure Date; and

(d)       Lump Sum. Upon the execution of this Agreement and the lapse of the revocation period contained in Paragraph 20, COMPANY agrees to pay EXECUTIVE a lump sum payment, which is equal to Three Hundred Thousand Dollars ($300,000.00), less applicable withholdings.

(e)       Group Health. Upon the execution of this Agreement and the lapse of the revocation period contemplated in Paragraph 20, COMPANY agrees that EXECUTIVE will be allowed continued participation in COMPANY’s group health plan for EXECUTIVE, and such members of EXECUTIVE’s family who participated in such group health plan at the Departure Date (“COBRA Coverage”), at the same costs and coverage levels and under the same general terms and provisions of such plan as apply to active employees after the Departure Date. For a period of twelve (12) months following the Departure Date, on the first regularly scheduled payroll date of each month, subject to EXECUTIVE’s election, and continued receipt, of COBRA Coverage, COMPANY will pay EXECUTIVE an amount equal to the monthly COBRA premium cost EXECUTIVE and his eligible dependents paid as of the Departure Date. The foregoing notwithstanding, COMPANY’s obligation to pay or reimburse described in the preceding sentence shall cease on the date EXECUTIVE becomes eligible for coverage under another group health plan offered by an employer of EXECUTIVE or covered under a group health plan of the employer of EXECUTIVE’s spouse, in either case, which does not impose pre-existing condition limitations on EXECUTIVE’s coverage. The continuation period required by this section 5(e) shall be concurrent with the continued group health plan coverage required by COBRA. The cost of continued group health plan coverage for any periods beyond those specified in this section 5(e) shall be the sole responsibility of EXECUTIVE. Any payments or reimbursements for such COBRA premiums that are subject to Code Section 409A will be made in accordance with Treasury Regulation § 1.409A-3(i)(1)(iv) (or any similar or successor provisions).

6.                  No Other Compensation or Benefits Owing. EXECUTIVE understands and agrees that, except for the amounts described herein (including any vested and accrued benefits described in Paragraph 5(a)), EXECUTIVE is not and will not be due any other compensation or benefits from COMPANY and that all of his rights and benefits under the Executive Severance Plan will terminate. EXECUTIVE understands, acknowledges, and agrees that these benefits provided in Paragraphs 5(d), exceed what the Employee is otherwise entitled to receive on separation from employment, and that these benefits are in exchange for executing this Agreement and the release contained herein.

7.                  Release by EXECUTIVE. In consideration of the payments, benefits and agreements provided for pursuant to this Agreement, the sufficiency of which is hereby acknowledged, EXECUTIVE, with the intention of binding himself and anyone else who may claim by or through him, does hereby forever release, discharge and covenant not to sue COMPANY (or to accept any monetary compensation or damages as a result of any charge, administrative proceeding or lawsuit brought or filed on his behalf against Company), its present, past and future subsidiaries, affiliates and related companies, and all of its or their present, past and future partners, principals, officers, directors, employees, agents, consultants, benefit plans, administrators, trustees, executors, assigns, and/or insurers (the “Releasees”), from, and with respect to, any and all claims, causes of action, suits or charges that EXECUTIVE had, has, or may have, at law or in equity, known or unknown, through the Departure Date. This general release includes, but is not limited to: (i) claims of breach of contract, wrongful or retaliatory discharge, personal or business injury, and violation of public policy; (ii) claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, as amended, with respect to existing but not prospective claims, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Genetic Information Nondiscrimination Act of 2008, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, and amendments to those laws, and all other federal, state or local statutes, ordinances or common laws; (iii) claims for wages, bonuses, benefits, incentives, severance or other compensation, except as expressly provided herein; and (iv) all rights to or claims for damages (whether contractual, liquidated, compensatory, exemplary or punitive) and for injunctive relief, expenses, costs, attorneys’ fees, and all losses or damages of whatsoever kind or nature. EXECUTIVE expressly waives the benefits of any statute or rule of law, which, if applied to this Agreement, would otherwise exclude from its binding effect any claims against COMPANY not now known by EXECUTIVE to exist. The general release and covenant not to sue in this Paragraph 7 is intended by the parties to extinguish all claims by EXECUTIVE and to preclude him from initiating any litigation against COMPANY regarding any matter, incident or event that occurred up to the Departure Date.

8.                  Exclusion for Certain Claims/Waiver of Individual Recovery. EXECUTIVE and COMPANY agree that the general release in Paragraph 7 shall not apply to claims relating to the enforcement of this Agreement, challenges to the validity of EXECUTIVE’S waiver of rights pursuant to the ADEA, or claims that arise after the Departure Date. Additionally, nothing in this Agreement shall prevent or interfere with EXECUTIVE’s rights under federal, state or local civil rights laws to (i) initiate or maintain a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”) or other similar fair employment practice agency, or from fully cooperating with and/or participating in any investigation by the EEOC or other government agency or (ii) any right to make claims under the Illinois Workers’ Compensation Act, the Illinois Workers’ Occupational Disease Act, the Employee Credit Privacy Act, the Illinois Wage Payment and Collection Act, the Illinois Unemployment Insurance Act, and any claims which cannot be waived by law. However, EXECUTIVE is waiving his right to recover any monetary compensation or damages as a result of any charge, administrative proceeding or lawsuit brought or filed on his behalf against COMPANY.

9.                  No Pending Claims or Lawsuits. EXECUTIVE represents and warrants that he has not filed any charges, suits, claims or complaints against any of the Releasees concerning the subject matter of this Agreement. EXECUTIVE further represents and warrants that he will not file any claims against any of the Releasees in the future with respect any matter encompassed by the release in Paragraph 7 which arose prior to the Departure Date of this Agreement, except as otherwise permitted by Paragraph 8 of this Agreement. As of the date hereof and as of the Departure Date, EXECUTIVE also represents and warrants, to the best of his knowledge, that he never suffered an on the job or occupational injury while working at COMPANY and that, other than the amounts set forth herein, he is not owed any unpaid wages, compensation, overtime pay or leave.

10.              Disclosure of Any Material Information. EXECUTIVE represents and warrants that, as of the date EXECUTIVE signs this Agreement, he has disclosed to COMPANY any information in his possession concerning any conduct involving COMPANY that he has any reason to believe may be unlawful, violates any COMPANY policy or would otherwise reflect poorly on COMPANY in any respect.

11.              Return of Property. EXECUTIVE further represents and warrants that, as of the Departure Date, he has returned all property of COMPANY and any property of COMPANY’s clients, regardless of the type, location or medium (i.e., computer disk, CD-ROM) upon which it is maintained, including, but not limited to, all client lists, vendor lists, business plans and strategies, financial data or reports, memoranda, correspondence, software, and any other documents pertaining to the business of COMPANY, or its clients or vendors, as well as any credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that EXECUTIVE came to possess or otherwise acquired as a result of and/or in connection with EXECUTIVE’s employment with COMPANY. Should EXECUTIVE later find any COMPANY property or any COMPANY client property in EXECUTIVE’s possession, EXECUTIVE agrees to return it to COMPANY immediately. EXECUTIVE further agrees not to maintain any copies of said property or make any copies of said property available to any third party.

12.              Restrictive Covenants and Incorporation of Executive Severance Plan. EXECUTIVE agrees to comply with each of the restrictive covenants set forth in Section 4 of the Executive Severance Plan, as well as all other terms and conditions of the Executive Severance Plan, which is expressly incorporated herein by reference, except for Section 4.2(b). Effective as of the Departure Date, COMPANY hereby consents and agrees that the provisions of Section 4.2(b) of the Executive Severance Plan shall cease to be of any further force or effect, solely as it pertains to actions against Executive (the “Non-Compete Waiver”). For the avoidance of doubt, EXECUTIVE hereby consents and agrees that the Non-Compete Waiver shall not otherwise impinge or reduce Company’s ability to enforce any other provisions contained within the Executive Severance Plan, including the non-waived provisions in Section 4.

13.              Confidentiality. EXECUTIVE understands and agrees that the terms of this Agreement are confidential and shall not be disclosed to any third party except for EXECUTIVE’s spouse and any financial or legal advisor(s); provided, however, that in the case of any advisor(s), such disclosure shall only be made the extent necessary to perform services for EXECUTIVE; provided further, however, that disclosure may also be made to the extent required by law. Notwithstanding anything else contained or referenced herein, nothing in this Agreement shall limit or impede EXECUTIVE’s right (with or without prior notice to COMPANY) to (i) raise in good faith or participate in an investigation regarding any potential violation of law or regulation with any governmental or regulatory agency, including the Securities and Exchange Commission, or (ii) make any disclosure protected by law under the whistleblower provisions of any state or federal statutes or regulations. However, any disclosure of Confidential Information made to any governmental or regulatory agency will be limited to Confidential Information that is reasonably related to the alleged violation and/or specifically requested by the investigating agency. The EXECUTIVE will make any such disclosure(s) only to such parties authorized to investigate the potential violation.

14.              Non-Disparagement. EXECUTIVE and COMPANY will not make any statement or engage in any activity, which disparages or impairs the reputation, goodwill or commercial interests of the Company, its officers, directors, employees, agents or services or EXECUTIVE.

15.              Post-Employment Obligations. EXECUTIVE understands and agrees that he will fully abide by such post-employment obligations, if any, as EXECUTIVE may have previously undertaken to COMPANY in connection with his employment by COMPANY, except under Section 8(b)(iii) of the letter agreement between EXECTUIVE and COMPANY dated August 27, 2010 and except as modified under section 12 of this Agreement.

16.  Unemployment Claims. If EXECUTIVE applies for unemployment benefits, the COMPANY agrees to truthfully, completely, and timely respond to any inquiries regarding any claims for unemployment benefits filed by EXECUTIVE.

17.              General.

(a)       Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law.

(b)       Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of EXECUTIVE, COMPANY and each Releasee, and EXECUTIVE’s and COMPANY’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by EXECUTIVE or COMPANY.

(c)       Controlling Law. This Agreement shall be governed by the laws of the State of Illinois. Any action relating to this Agreement shall be brought in the Cook County Circuit Court or the United States District Court for the Northern District of Illinois.

(d)       Waiver. No claim or right arising out of a breach or default under this Agreement can be discharged by a waiver of that claim or right unless the waiver is in writing signed by the party hereto to be bound by such waiver. A waiver by any party hereto of a breach or default by another party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect.

(e)       Notices. All other notices, requests, demands and other communications regarding this Agreement shall be in writing and delivered in person or sent by Registered or Certified U.S. Mail, Postage Prepaid, Return Receipt Requested, and properly addressed as follows:

To COMPANY:	FreightCar America, Inc.
Two North Riverside Plaza
Suite 1300
Chicago, IL 60606
Attention: General Counsel

To EXECUTIVE:	Joseph E. McNeely
22692 Granite Drive
Frankfort, IL 60423

18.              Entire Agreement/Amendment. The parties hereto agree that this Agreement, constitutes the entire agreement between EXECUTIVE and COMPANY, and that, except for the post-employment obligations referred to in Paragraphs 15 and 12 above and any previously granted and vested LTIP Award to which EXECUTIVE is entitled (including the LTIP Award Clarification), this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to EXECUTIVE’s employment with COMPANY and termination therefrom. EXECUTIVE understands and agrees that this Agreement may not be modified except by written document, signed by the parties hereto.

19.              Knowing and Voluntary Action. EXECUTIVE acknowledges that he received this Agreement on July 17, 2017 and has been advised in writing to consult an attorney before signing this Agreement. EXECUTIVE further acknowledges that he has read this Agreement; has been given a period of at least twenty-one (21) calendar days to consider this Agreement; understands its meaning and application; and is signing of his own free will with the intent of being bound by it. If EXECUTIVE elects to sign this Agreement prior to the expiration of twenty-one (21) calendar days, he acknowledges that he has done so voluntarily and knowingly.

20.              Revocation of Agreement. EXECUTIVE further acknowledges that he may revoke this Agreement at any time within a period of seven (7) calendar days following the date EXECUTIVE signs this Agreement. Notice of revocation shall be made in writing and addressed to COMPANY in accordance with Paragraph 16(e). Such revocation must be received by COMPANY by the close of business of the first day following the end of the seven-day revocation period. EXECUTIVE understands and agrees that if he revokes this Agreement, COMPANY shall have no obligation to abide by the terms of this Agreement, including, but not limited to, the payment of any severance compensation provided for in this Agreement and any severance payments provided in Paragraphs 5(b), 5(c), and 5(d) shall be delayed until this Agreement is no longer revocable. EXECUTIVE further understands and agrees that this Agreement shall not become effective until after the time period for revocation has expired.

21.              Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

22.              409A. Section 5 of the Executive Severance Plan is incorporated and applicable to all payments and obligations contemplated herein.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement.

JOSEPH E. MCNEELY

/s/ Joseph E. McNeely

Date: July 17, 2017

FREIGHTCAR AMERICA, INC.

By: /s/ Georgia L. Vlamis

Title: Vice President, General Counsel, Corporate Secretary and Human Resources

Date: July 17, 2017